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                                                                    Exhibit 23.3

                         Consent of Independent Auditors

The Board of Directors
Suncos Corporation

We consent to incorporation by reference in the registration statements (No. 333-63790) on Form S-3 and (Nos. 333-48401, 333-80680, 333-64762, 333-08485,
333-78315 and 333-72564) on Form S-8 of ICOS Corporation of our report dated January 23, 2002, relating to the balance sheets of Suncos Corporation (a development stage corporation) as of December 31, 2001 and 2000 and the related statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2001 and the period from February 6, 1997 (inception) through December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of ICOS Corporation.

Our report on Suncos Corporation dated January 23, 2002, contains an explanatory paragraph that states that Suncos Corporation has experienced recurring losses from operations and has a deficit accumulated during the development stage, which raises substantial doubt about its ability to continue as a going concern. The Suncos Corporation financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP


Seattle, Washington
March 28, 2002